Exhibit 99.B(h)(4)(c)

SECOND AMENDMENT TO FUND PARTICIPATION AGREEMENT

THIS AMENDMENT to the Fund Participation Agreement (“Agreement”) dated as of June 30, 1999, as amended, by and among Nationwide Financial Services, Inc., on behalf of its subsidiaries listed on Exhibit A (collectively, “Nationwide”), Victory Capital Management Inc. (“VCM”), the current adviser to the Funds, Victory Variable Insurance Funds (“Trust”), a Delaware statutory trust, on behalf of the mutual funds listed on Exhibit A (the “Funds”) and Victory Capital Advisers, Inc.(“Distributor”), is effective as of May 1, 2018.

WHEREAS, the Trust desires to reflect the new name of The Victory Variable Insurance Funds, referenced in the Agreement and each Exhibit, which is “Victory Variable Insurance Funds”; and

WHEREAS, pursuant to Section 22, the parties desire to amend said Agreement in the manner hereinafter set forth; and

WHEREAS, any defined term(s) set forth in this amendment shall have the same meaning as set forth in the Agreement, unless they are changed by this Amendment; and,

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.             All references to “Nationwide Life Insurance Company” and “Nationwide Life and Annuity Insurance Company” are replaced with references to “Nationwide Financial Services, Inc.”

2.              All references to “The Victory Variable Insurance Funds” are deleted and replaced with references to “Victory Variable Insurance Funds.”

3.              Notices.  The Notice section of the Agreement is hereby updated with the following information:

Nationwide Financial Services, Inc.

One Nationwide Plaza, 5-02-210A

Columbus, Ohio 43215

Attention: VP IMG External Funds Management Ops

Victory Variable Insurance Funds

4900 Tiedeman Road, 4th Floor

Brooklyn, Ohio 44144

Attention: General Counsel

4.              A new section, Section 24 is added below to include confidentiality language as part of the Agreement.

PRIVACY AND CONFIDENTIAL INFORMATION

Confidentiality Obligation.  Each party shall hold the Confidential Information (as defined below) of the other party in strict confidence.  Each of the parties warrants to the other that it shall not disclose to any person any Confidential Information which it may acquire in the performance of this Agreement; nor shall it use such Confidential Information for any purposes other than to fulfill its contractual obligations under this Agreement and it will maintain the other party’s Customer Information (as defined below) and Confidential Information with reasonable care, which shall not be less than the degree of care it would use for its own such information.

Confidential Information.  For purposes of the Agreement, “Confidential Information” means any data or information regarding proprietary information, information identified as Confidential, or information that a reasonable business person would understand to be confidential.  This includes, but is not limited to, the Customer Information (as defined below) of each party.

Customer Information.  For purposes of the Agreement, “Customer Information” means non-public personally identifiable information as defined in the Gramm-Leach-Bliley Act and the rules and regulations promulgated thereunder, and each party agrees not to use, disclose or distribute to others any such information except as necessary to perform the terms of this Agreement and each party agrees to comply with all applicable provisions of the Gramm-Leach-Bliley Act.  In the event Confidential Information includes Customer Information, the Customer Information clause controls.

Confidential Information does not include information that:  (a) was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of the receiving party or by no violation of this Agreement; (b) was lawfully received by the receiving party from a third party free of any obligation of confidence of such third party; (c) was already in the possession of the receiving party prior to receipt thereof directly or indirectly from the disclosing party; (d) is subsequently and independently developed by employees, consultants or agents of the receiving party without reference to or use of the Confidential Information disclosed under this Agreement; (e) is required to be disclosed pursuant to applicable laws, regulatory or legal process, subpoena or court order; provided that the receiving party shall notify the disclosing party of such receipt and tender to it the defense of such demand; after such notice is provided, receiving party shall be entitled to comply with such subpoena or other process to the extent required by law; or, (f) any fees payable to Nationwide under the Contract Owner Administrative Services Agreement dated June 30, 1999 or the Distribution and Service Agreement dated April 1, 2003.

Unauthorized Disclosure.  Receiving party shall promptly notify the disclosing party, and provide the details, of any unauthorized possession or use of the disclosing party’s Confidential Information. The parties understand and agree, receiving party shall be liable, and there shall be no cap on liability, for damages arising out of breaches of confidentiality involving breaches of data that lead to the release or misuse of data pertaining to disclosing party.

Data Disposition.  Upon disclosing party’s written request, receiving party shall promptly return all documents and other media containing Confidential Information.  Any information that cannot feasibly be returned shall be purged, deleted or destroyed.  The receiving party shall have an obligation to safeguard all other information.

5.              A new section, Section 25 is added below to include Anti-Money Laundering language as part of the Agreement.

ANTI-MONEY LAUNDERING

Nationwide agrees that companies listed in Exhibit A will comply with the USA PATRIOT Act as applicable and effective.  Further, the Trust agrees that it will comply with the USA PATRIOT Act as applicable and effective.

6.              A new section, Section 26 is added below to include Disclosure language as part of the Agreement.

DISCLOSURE

Each party may disclose that it has entered into this arrangement. Further, each party may disclose the annual fees payable to Nationwide under this Agreement as set forth in the Contract Owner Administrative Services Agreement dated June 30, 1999 or the Distribution and Service Agreement dated April 1, 2003.

7.              Exhibit A to the Agreement is deleted in its entirety and replaced with the attached Exhibit A.

8.              A new Exhibit B is hereby added to the Agreement to list the Funds available as investment options in the Variable Accounts.

9.              Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

[Signatures follow on the next page]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

NATIONWIDE FINANCIAL SERVICES, INC.

/s/ Steven D. Pierce
By:	Steven D. Pierce
Title:	VP, IMG External Funds Management Operations

VICTORY VARIABLE INSURANCE FUNDS

/s/ Chris Dyer
By:	Chris Dyer
Title:	President

VICTORY CAPITAL ADVISERS, INC.

/s/ Peter Scharich
By:	Peter Scharich
Title:	President

VICTORY CAPITAL MANAGEMENT INC.

/s/ Michael Policarpo
By:	Michael Policarpo
Title:	COO

Exhibit A

Subsidiary Life Insurance Companies

Nationwide Life Insurance Company

Nationwide Life and Annuity Insurance Company

Other Subsidiaries

Nationwide Investment Services Corporation

Any other existing or future direct or indirect subsidiaries of Nationwide Financial Services, Inc. issuing Separate Accounts, or performing duties or obligations hereunder on behalf of Nationwide provided that such subsidiary is duly formed, validly existing and has all necessary licenses.

EXHIBIT B

FUNDS

All current and future funds available for sale through the Variable Products, including but not limited to any funds listed below.

FUND NAME	CUSIP
Victory High Yield VIP Series I	92647D719
Victory INCORE Invmt Qual Bd VIP Ser I	92647D735
Victory INCORE Low Duration Bd VIP Ser I	92647D693
Victory RS International VIP Series I	92647D685
Victory RS Large Cap Alpha VIP Series I	92647D743
Victory RS Small Cap Growth Eq VIP Ser I	92647D669
Victory S&P 500 Index VIP Series I	92647D727
Victory Sophus Em Mkts VIP Series I	92647D677
Victory VIF Diversified Stk A	92646Q307